Exhibit 16.1

Amisano Hanson
Chartered Accountants

A PARTNERSHIP OF INCORPORATED PROFESSIONALS

June 22, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC
U.S.A. 20549

Commissioners:

We are the former independent auditors for Sino Silver Corp. We have read the statements by Sino Silver Corp. (copy attached), which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of Sino Silver’s Form 8-K report dated June 7, 2005. We agree with the statements concerning our firm in Item 4.01(a) of such Form 8-K and make no comment whatsoever regarding the statements made by Sino Silver in Item 4.01(b) or in the paragraph preceding Item 4.01(a).

Very truly yours,

‘Amisano Hanson’

Amisano Hanson, Chartered Accountants

05/0/SINOSILVER,SECURITIES